For Immediate Release
November 2, 2005
Contacts:
Richard F. Bonini
Secretary
Investor Relations
Lucienne Gigante
Vice President
Investor Relations
Tel. (212) 329-3733
DORAL FINANCIAL PROVIDES OPERATIONAL DATA FOR
THIRD QUARTER OF 2005
San Juan, Puerto Rico, November 2, 2005 - Doral Financial Corporation (NYSE: DRL) today reported certain selected operational data for the third quarter and nine months ended September 30, 2005. In doing so, the Company also reiterated its intention to continue to meet its financial obligations to bondholders and other creditors.
Third Quarter Highlights:
•	As of September 30, 2005, the Company had cash and cash equivalents of $1.9 billion, of which $1.3 billion was unencumbered, compared to $2.5 billion as of December 31, 2004, of which $1.7 billion was unencumbered.

•	The Company’s banking subsidiaries had aggregate deposits of approximately $4.1 billion as of September 30, 2005, compared to $3.6 billion as of December 31, 2004. The mortgage loan servicing portfolio increased to $15.4 billion as of September 30, 2005, compared to $14.3 billion as of December 31, 2004.

•	The Company’s total loan production was $1.40 billion and $4.25 billion for the third quarter and nine months ended September 30, 2005, respectively, compared to $1.35 billion and $4.03 billion for the same periods in 2004.

•	Of the Company’s total loan production, internal originations represented $1.27 billion and $3.87 billion for the third quarter and nine months ended September 30, 2005 compared to $1.23 billion and $3.63 billion for the same periods in 2004.

The Company’s wholesale loan purchases without the related mortgage servicing rights are now excluded from the loan production reported above because the Company believes that excluding such purchases provides a more meaningful measure of the Company’s mortgage production capacity. Wholesale loan purchases without the related servicing rights amounted to $437.67 million and $2.02 billion for the third quarter and nine months ended September 30, 2005, compared to $632.13 million and $1.75 billion for the same periods in 2004.
Restatement Process:
As previously announced on October 25, 2005, the Company does not expect to meet its previous target of November 10, 2005, for the filing of its amended annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports for the first two quarters of 2005. The delay is primarily attributable to new information regarding the Company’s mortgage loan sales to local financial institutions that could impact the accounting treatment of some or all of these transactions as “sales” under Statement of Financial Accounting Standard (SFAS) 140. In the event that the Company determines that a transaction does not qualify as a “sale” for accounting purposes, the Company would record the transaction as a loan payable and reverse the gain previously recognized with respect to such transaction. Although as of today the Company has not made any determination as to whether any of its mortgage loan sales to local financial institutions should have been recorded as loans payable, it has re-calculated, for illustrative purposes, the applicable capital adequacy ratios as of December 31, 2004 for itself and its banking subsidiaries, on a pro-forma basis, assuming that none of its mortgage loan sales to local financial institutions are deemed to qualify as “sales” for accounting purposes. To the extent that some or all of these transactions remain sales for accounting purposes, these ratios would improve. As of December 31, 2004, the pro-forma capital ratios would be as follows:

			To be Well
			Capitalized
		Minimum Required	under Prompt
		for Capital	Corrective Action
	Pro-Forma	Adequacy Purposes	Provisions
Doral Financial – Consolidated
Total risk-based capital ratio	13.7%	8.0%	N/A
Tier 1 risk-based capital ratio	12.0%	4.0%	N/A
Tier 1 leverage ratio	5.0%	4.0%	N/A

Doral Bank (Puerto Rico)
Total risk-based capital ratio	21.4%	8.0%	10.0%
Tier 1 risk-based capital ratio	20.7%	4.0%	6.0%
Tier 1 leverage ratio	5.6%	4.0%	5.0%

DoralBank FSB (New York)
Total risk-based capital ratio	21.5%	8.0%	10.0%
Tier 1 risk-based capital ratio	21.2%	4.0%	6.0%
Tier 1 leverage ratio	8.5%	4.0%	5.0%
The Company expects that it will continue to meet the applicable capital adequacy requirements as of December 31, 2005, regardless of whether some or all of the mortgage loans sales to local financial institutions are recorded as loans payable.

The Company also reported that it had received notification from The Nasdaq Stock Market that a Nasdaq Listing Qualifications Panel (the “Panel”) has determined to delist the Company’s three series of outstanding preferred stock from The Nasdaq National Market, effective at the opening of business on Thursday, November 3, 2005. Under Nasdaq rules, the Company may, within 15 days of the Panel’s determination, request that the Nasdaq Listing and Hearing Review Council review this decision. Any such request from the Company will not stay the Panel’s determination to delist the preferred stock pending the Council’s review.
As previously announced, the Company intends to seek a re-listing or alternative listing of its preferred shares as soon as practicable after the completion of the restatement and the publication of its delayed reports.
The financial information provided above is unaudited and preliminary.
The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.
FORWARD LOOKING STATEMENTS
     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the Company’s ability to attract new clients and retain existing clients;

•	the Company’s ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting;

•	potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;

•	risks associated with the Company’s inability to prepare and timely file financial statements;

•	the Company’s failure to satisfy certain reporting covenants under its indentures and the ability of bondholders to cause an acceleration of the Company’s public debt, following a 60- or 90-day cure period, as a result of such failure;

•	potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing SEC inquiry;

•	potential adverse developments from enforcement actions that may be commenced by bank regulatory agencies;

•	potential downgrades in the credit ratings of our securities; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Doral Financial Corporation
Selected Operational Data
(Dollars in Thousands)
(NYSE:DRL)
(Unaudited)

	Quarter Ended			For the Nine-month Period Ended
Loan Production:	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004
Internal	$1,269,390	$1,412,434	$1,227,374	$3,871,078	$3,633,137
Purchases (1)	129,259	133,001	126,014	374,689	392,862

Total	$1,398,649	$1,545,435	$1,353,388	$4,245,767	$4,025,999

(1)	Excludes wholesale loan purchases without the related mortgage servicing rights.

	As of
	September 30,	June 30,	September 30,
	2005	2005	2004
Servicing Portfolio	$15,409,579	$14,982,713	$13,873,789
Deposits	$4,105,325	$3,988,875	$3,420,813
Cash and cash equivalents(2)	$1,877,304	$2,706,211	$2,107,175

(2)	Excludes unencumbered investment securities and mortgage loans.